As filed with the Securities and Exchange Commission on July 22, 2010
Registration Statement No. 333-139639

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8 POS
POST-EFFECTIVE AMENDMENT No. 1 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-139639
UNDER THE SECURITIES ACT OF 1933
INTELLIGROUP, INC.
(Exact name of Registrant as Specified in Its Charter)

New Jersey	11-2880025
(State of Incorporation)	(I.R.S. Employer Identification Number)
5 Independence Way, Suite 220
Princeton, New Jersey 08540
(646) 810-7400
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

2004 Equity Incentive Award Plan
(Full title of the Plan)
Vikram Gulati
President and Chief Executive Officer
Intelligroup, Inc.
5 Independence Way, Suite 220
Princeton, New Jersey 08540
(646) 810-7400
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Steven M. Skolnick, Esq.
Meredith Prithviraj, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, NJ 07068
(973) 597-2500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One)
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-139639 (the “Registration Statement”) of Intelligroup, Inc., a New Jersey corporation (the “Company”).
On December 22, 2006, the Company filed with the Securities and Exchange Commission the Registration Statement for the sale of 618,350 shares of the common stock, par value $0.01 per share (the “Common Stock”), of the Company under the 2004 Equity Incentive Award Plan.
On July 20, 2010, pursuant to the terms of the Agreement and Plan of Merger, dated June 14, 2010 (the “Merger Agreement”), by and among the Company, NTT DATA CORPORATION, a corporation organized under the laws of Japan (“Parent”), and Mobius Subsidiary Corporation, a newly formed New Jersey corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company (the “Merger”; and the date and time at which it became effective, the “Effective Time”), and the Company, as the surviving corporation in the Merger, became an indirect wholly owned subsidiary of Parent.
On June 21, 2010, pursuant to the terms of the Merger Agreement, Purchaser commenced a cash tender offer, as amended from time to time (the “Offer”), to purchase all of the issued and outstanding shares of the Common Stock at a price equal to $4.65 (the “Offer Price”). The Offer expired at 12:00 midnight, New York City Time, on Monday, July 19, 2010. At the Effective Time, each share of Common Stock that was issued and outstanding immediately prior to the Effective Time (other than shares held by the Company, Parent or Purchaser and any of their respective subsidiaries) was cancelled and automatically converted into the right to receive the Offer Price.
In connection with and as a result of the Merger, the Company has terminated all offerings of its securities pursuant to any existing registration statements. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Common Stock registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration the Common Stock registered but unsold under the Registration Statement as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Township of Princeton, State of New Jersey, on the 22nd day of July, 2010.

INTELLIGROUP, INC.
By:	/s/ Vikram Gulati
	Name:	Vikram Gulati
	Title:	President and Chief Executive Officer

By:	/s/ Koji Miyajima
	Name:	Koji Miyajima
	Title:	Treasurer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Koji Miyajima	Director	July 22, 2010
Koji Miyajima